Exhibit 10.1

August 27, 2021

Personal & Confidential

Gary Robb

85 East Street

Honeoye Falls, New York 14472

Dear Gary:

We are pleased to confirm that your retirement with Hyzon Motors, Inc. (“Hyzon”), and your last date of employment, becomes effective close of business September 17, 2021.

This letter describes our agreement concerning the terms of your retirement and separation from Hyzon and is referred to as the “Agreement”. We have decided to offer you additional incentives (additional stock and a consulting project) in exchange for signing this Agreement. Please read it carefully. You should also feel free to have your attorney review this document prior to signing it. Should you choose not to accept these terms, your last day of employment with Hyzon will still be September 17, 2021, and you will receive no additional benefits (as set forth below to include retaining your services as a consultant to Hyzon and restricted stock units scheduled to vest in 2022), beyond those contained in your employment agreement and accrued vacation payout.

Signing this Agreement is your acknowledgement that you have received or will receive, consideration from Hyzon, some of which you were not otherwise entitled, and you acknowledge the receipt and sufficiency of this consideration by signing the Agreement.

1.	Last Day of Employment. Your last day of active employment with Hyzon will be close of business September 17, 2021.

2.	Consideration to You:

Consulting Pay. Beginning September 18, 2021, Hyzon will pay to you on a monthly basis the sum of Twenty Thousand Dollars ($20,000.00) a month for a term of twenty-four (24) months (the “Consulting Payments”). In exchange, you agree to be retained as a consultant to answer questions or to otherwise advise Hyzon as frequently as agreeable (the “Consulting Role”). The Payments will be paid to you without regard to the frequency or volume of advising you actually perform.

After the expiration of the initial twenty-four (24) month term of Consultancy Role, either party may terminate the Consultancy Role.

Non-Compete Clause. You explicitly acknowledge and agree that during the initial 24-month term of your Consulting Role you will not provide services in the following areas (the “Areas”):

•	PEM fuel cell system development

•	PEM stack development and materials

to international or domestic companies. However, you may provide services to any company, international or domestic, that is involved in the Areas, so long as you are not directly involved in providing services in the Areas. For example, without limitation, you may provide services for a company deemed a competitor of Hyzon’s so long as your service provision is unrelated to the Areas. You also agree that prior to engaging in employment with another company engaged in the Areas during the initial 24-month Consulting Role, you will first provide written notice to Hyzon at least five (5) business days prior to commencing your employment.

During your initial Consulting Role, you will be an independent contractor receiving a Form 1099 as a consultant and you explicitly agree to abide by the Non-Compete Clause above.

Non-Solicitation Clause. You further agree not to solicit any Hyzon employees or customers to leave Hyzon during the initial 24-month Consulting Role.

Additional Stock. You shall have your One Million Seven Hundred Seventy-Two Thousand (1,772,000) stock options of Hyzon, as defined in your Employment Agreement, continue to vest pursuant to the following schedule:

•	April 1, 2020: 295,333 options vested;

•	April 1, 2021: 295,333 options vested;

•	April 1, 2022: 295,333 options to vest;

•	April 1, 2023: 295,333 options to vest;

•	April 1, 2024: 295,333 options to vest; and

•	April 1, 2025: 295,333 options to vest.

You shall also receive an additional Two Hundred Fifty Thousand (250,000) restricted stock units (RSU), as defined in the Hyzon RSU policy to which you are not otherwise entitled, RSUs will vest pursuant to the following schedule:

•	September 17, 2021: 125,000 RSU to vest; and

•	September 17, 2022: 125,000 RSU to vest.

You agree and acknowledge that this provision is subject to the following: (i) the first two (2) tranches of options are subject to the lockout agreement which runs through January 19, 2021; (ii) options remain eligible for earnout; (iii) no expiration on any options; (iv) no restrictions on options beyond vesting schedule; (v) no buyback of options by Hyzon; and (iv) any new equity you receive and the vesting provisions of the same must be subject to the approval of the Hyzon Motors Board of Directors. You and Hyzon further agree that in the event of your death, all of the above-referenced stock options and RSUs will vest immediately and be transferred to a beneficiary designated by you in writing to Hyzon, which you may revise from time-to-time.

The payment of the Consulting Payments (without regard to frequency or volume of advice provided by you to Hyzon) and provision of the additional restricted stock units are specifically acknowledged by you as consideration you would not otherwise be entitled to in the absence of this Agreement. You hereby acknowledge that payment of the Consulting Payments (without regard to frequency or volume of advice provided by you to Hyzon) by Hyzon will be made to you as partial consideration for the promises made by you in this Agreement.

You specifically acknowledge that in the event that you revoke, violate or breach this Agreement, or discontinue any promised act, among other remedies, Hyzon is entitled to: (a) cease all future Consultancy Payments under this Agreement and receive back all Consultancy Payments made from the commencement of the Consultancy Role to the time of the breach, but in no event to exceed six (6) months of Consultancy Payments; and (b) cease all scheduled RSU vesting in 2022 and receive back all said RSU’s vested in 2022. In the event that you breach this Agreement by bringing suit or filing a claim with an administrative agency, then you must, as a condition precedent, repay to Hyzon in cash all of the consideration received by you pursuant to this Agreement (exclusive of the above-referenced stock options). In any such matter, you also agree to pay all damages suffered by Hyzon, including but not limited to Hyzon ‘s attorneys’ fees.

3.

Deductions and Withholdings. Hyzon will not make any deductions or withholding from your Consulting Payments; however, you shall be solely responsible for any liability for state and federal taxes upon any Consulting Payments received.

4.

Other Payments and Benefits. Hyzon will also pay to you on or in the first payroll after September 17, 2021, all unused PTO at your current hourly rate accrued up to the time of your last date of employment, which as of August 27, 2021, is understood to be 179 hours.

You confirm and agree that, except for the payments provided for in this Agreement, you have received from Hyzon all compensation and other amounts due or accrued through the end of your last date of employment.

5.

Confidential Information and Company Property. You agree that you have never, and will not at any time after the date hereof: (i) use any business information of Hyzon, including technical material, client lists, marketing plans, and financial information (“Confidential Information”) for your own benefit or for the benefit of any other person or entity; (ii) disclose to any other person or entity any Confidential Information; (iii) other than in your consulting work for Hyzon, remove from Hyzon’s premises or make copies of any Confidential Information, in any form. You will not at any time assert any rights in or with respect to any Confidential Information.

6.	Unemployment. As further consideration for your execution of this Agreement, Hyzon agrees not to contest any application for unemployment benefits you may make.

7.

Non-Disparagement. The parties shall refrain from making any statement, including to any person now or hereafter employed by or affiliated with Hyzon whether oral or written, which disparages you, Hyzon, and/or its owners, management, employees, consultants, agents, suppliers, products or services, unless such statements are made in a legal proceeding or are required to be used by a party in its defense.

In the event Hyzon is contacted by a prospective employer regarding the details of your employment with Hyzon, Hyzon agrees to only confirm your dates of employment and the title of the position you held.

8.

No Admission. This Agreement shall not, in any way, be construed as an admission by either party that it has acted wrongfully with respect to the other party or that either party has any rights whatsoever against the other party except as specified herein.

9.

Agreement Confidential. You represent that you have kept and that you shall keep the terms and existence of this Agreement completely confidential and that you have not disclosed and will not disclose any information concerning this Agreement or its existence to anyone other than your accountant and/or attorney and/or immediate family members or as may otherwise be required by law.

10.

Release. As a material inducement to Hyzon to enter into this Agreement and in consideration for the above, you agree to forever release, acquit and discharge Hyzon and any affiliated firms, companies and their employees, representatives, attorneys, benefit plans and plan fiduciaries, partners, predecessors, successors and assigns, from and against any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and all claims for attorney’s fees, costs, disbursements, and expert witness fees which you now have, own or hold or claim to have, own or hold or which you owned or claimed to have, owned or held, (except for those arising after the date that this Agreement is executed) including, but not limited to those relating to or arising out of:

A.	Employment with Hyzon;

B.	Separation from employment with Hyzon;

C.	Claims relating to wages, payments, bonuses and benefits except as excluded herein;

D.

The New York Labor Laws, Human Rights Laws, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the New York State Lawful Activities Act (Section 201-d of the New York Labor Law), Title VII of the Civil Rights Act of 1964, Title IX of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983 and 1985, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, Federal Executive Order 11246 and all amendments thereto, the Family and Medical Leave Act, New York Civil Rights Law §§ 70-a and 76-a, and all regulations pertaining to all such laws;

E.	Any other federal, state and local law, rule or regulation;

F.

All tort claims and all claims of wrongful or unjust termination, defamation, misrepresentation, prima facie tort, breach of or interference with contract, promissory estoppel, intentional infliction of emotional distress or breach of any express or implied covenant of good faith and fair dealing.

G.

You represent and agree not to file a suit, charge, complaint, demand, action or otherwise assert any claims against Hyzon with respect to any matter relating to, or arising from, your employment with Hyzon or the voluntary termination of that employment.

H.

Nothing in this Agreement shall be construed to prohibit you from participating in any Equal Employment Opportunity Commission (“EEOC”) investigation or proceeding and/or from filing a charge with the EEOC or any other administrative agency, to the extent such a right is protected by law. However, you acknowledge that you shall not be entitled to any legal or equitable relief (including, but not limited to, monetary relief) from any such administrative proceeding or charge.

11.	Notice of Breach/Cure Period/Damages/Attorney’s Fees/Damages:

A.

You specifically acknowledge that, among other remedies, Hyzon is entitled to cease making future Consultancy Payments to you in the event that you revoke, violate or breach this Agreement, or discontinue any promised act.

B.

Both Hyzon and Robb agree that prior to seeking any remedy for an alleged revocation or breach of this Agreement, the party alleging a breach or violation must first provide to the alleged breaching party a written notice explaining and describing the alleged breach (the “Notice of Breach”) and allowing the alleged breaching party thirty (30) days from receipt of the Notice of Breach to cure or to otherwise remedy the alleged breach prior to the party alleging breach taking any action or availing itself of any rights or remedies.

C.

In the event that either party breaches this Agreement and seeks damages or other remedies in any forum, the prevailing party will be entitled to attorneys’ fees and costs, in addition to any monetary damages adjudicated.

D.

If you are found by a Court to have violated this Agreement, including the terms of paragraphs 5, 7, 8, 9 and 10, you will be responsible to Hyzon for all damages it sustains, including attorneys’ fees resulting from the defense of a released claim.

E.	If you breach the terms of this Agreement, Hyzon is free to cease any or all of its obligations under this Agreement.

F.

You agree to return to Hyzon all sums paid pursuant or in furtherance of this Agreement pursuant to paragraph 2, above, in the event of a breach by you of the representations, covenants or agreements contained herein. This remedy shall be in addition to and not in substitution of any and all rights or remedies which Hyzon may otherwise have against you for breach of the representations, covenants or agreements contained herein.

12.

Construction. This Agreement shall be governed and construed in accordance with the laws of the State of New York. This Agreement shall be construed accordingly to its fair meaning, the language used shall be deemed the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction will be applied against any party. Any suit brought relating to this Agreement or to your employment must be brought in the Courts of the State of New York.

13.

Knowing and Voluntary. You expressly warrant that you have read and fully understand this Agreement; that you have been advised to and have had an opportunity to consult with any attorney before signing it. You and Hyzon acknowledge that this Agreement is voluntary and that no one is making or forcing either party to enter into it.

14.

Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any and all prior understandings or agreements, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party sought to be charged with that modification or waiver.

15.	Partial Unenforceability. If any portion of this Agreement shall be found unenforceable, that shall not affect the enforceability of the remainder of the Agreement.

16.	Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.	Time to Consider/Revoke. You shall have twenty-one (21) days to consider whether to sign this Agreement (although you may sign sooner), and seven (7) days to revoke once you do sign.

Hyzon Motors, Inc.

Date: August 27, 2021	/s/ Craig Knight
Craig Knight
CEO

Date: August 27, 2021	/s/ Gary Robb
Gary Robb
Co-Founder, Hyzon Motors, Inc.